As filed with the Securities and Exchange Commission on May 29, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTERPOINT ENERGY, INC.
(Exact name of registrant as specified in its charter)

Texas	74-0694415
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1111 Louisiana	77002
Houston, Texas	(Zip Code)
(Address of Principal Executive Offices)

CENTERPOINT ENERGY, INC. 2009 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Rufus S. Scott
Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary
1111 Louisiana
Houston, Texas 77002
(Name and address of agent for service)

(713) 207-1111
(Telephone number, including area code, of agent for service)

Copy to:
Gerald M. Spedale
Baker Botts L.L.P.
910 Louisiana
One Shell Plaza
Houston, Texas 77002-4995
(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (1)	share (2)	price	registration fee
Common stock, par value $0.01 per share (3)	13,137,101 shares	$9.88	$129,794,558	$7,243

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional shares of the Common Stock of CenterPoint Energy, Inc., along with the associated preferred stock purchase rights, that may become issuable under the plan as a result of the antidilution provisions thereof.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based upon the average of the high and low prices of the Common Stock of CenterPoint Energy, Inc. as reported on The New York Stock Exchange Composite Tape on May 22, 2009.

(3)	Each share of Common Stock to be registered includes one associated preferred stock purchase right. No separate consideration is payable for the preferred stock purchase rights.

INTRODUCTORY STATEMENT
     CenterPoint Energy, Inc. (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 relating to its common stock, par value $0.01 per share, and associated rights to purchase its Series A preferred stock, par value $0.01 per share (such common stock and associated rights are collectively referred to in this Registration Statement as the “Common Stock”), issuable pursuant to the terms of the CenterPoint Energy, Inc. 2009 Long Term Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed with the Commission by the Company (File No. 1-31447) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated in this registration statement by reference:
(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(3)	The Company’s Current Reports on Form 8-K filed on February 24, 2009, February 25, 2009 (related to the Company’s continuous offering program), March 26, 2009 and May 7, 2009; and

(4)	the description of our common stock (including the related preferred share purchase rights) contained in our Current Report on Form 8-K filed on October 3, 2008, as we may update that description from time to time.
     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Experts
     The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Article 2.02.A.(16) and Article 2.02-1 of the Texas Business Corporation Act and Article V of the Company’s Amended and Restated Bylaws provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.
     Additionally, Article IX of the Company’s Amended and Restated Articles of Incorporation provides that a director of the Company is not liable to the Company for monetary damages for any act or omission in the director’s capacity as director, except that Article IX does not eliminate or limit the liability of a director for (i) any breach of such director’s duty of loyalty to the Company or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (iv) an act or omission for which the liability of a director is expressly provided for by statute.
     Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.
     See “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The following documents are filed as part of this Registration Statement on Form S-8 or incorporated by reference herein:

			SEC File or
Exhibit		Report or	Registration
Number	Document Description	Registration Statement	Number	Exhibit Reference
4.1* -	Restated Articles of Incorporation of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2008	1-31447	3.2

4.2* -	Amended and Restated Bylaws of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2008	1-31447	3.1

4.3* -	Rights Agreement dated as of January 1, 2002 between CenterPoint Energy, Inc. and JPMorgan Chase Bank, as Rights Agent	CenterPoint Energy’s Form 10-K for the year ended December 31, 2001	1-31447	4.2

4.4* -	Form of CenterPoint Energy, Inc. Stock Certificate	CenterPoint Energy’s Registration Statement on Form S-4	333-69502	4.1

4.5* -	CenterPoint Energy, Inc. 2009 Long Term Incentive Plan	CenterPoint Energy’s Definitive Proxy Statement on Schedule 14A filed on March 13, 2009	1-31447	Appendix A

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of Deloitte & Touche LLP

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1* -	Powers of Attorney (included on the signature page herein)

*	Incorporated herein by reference as indicated.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a

20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on the 29th day of May, 2009.

CENTERPOINT ENERGY, INC.
By:	/s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary L. Whitlock, David M. McClanahan and Rufus S. Scott, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 29, 2009.

Signature	Title

/s/ David M. McClanahan David M. McClanahan	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Gary L. Whitlock Gary L. Whitlock	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Walter L. Fitzgerald Walter L. Fitzgerald	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Donald R. Campbell Donald R. Campbell	Director

/s/ Milton Carroll Milton Carroll	Director

/s/ Derrill Cody Derrill Cody	Director

Signature	Title

/s/ O. Holcombe Crosswell O. Holcombe Crosswell	Director

/s/ Michael P. Johnson Michael P. Johnson	Director

/s/ Janiece M. Longoria Janiece M. Longoria	Director

/s/ Thomas F. Madison Thomas F. Madison	Director

/s/ Robert T. O’Connell Robert T. O’Connell	Director

/s/ Susan O. Rheney Susan O. Rheney	Director

/s/ Michael E. Shannon Michael E. Shannon	Director

/s/ Peter S. Wareing Peter S. Wareing	Director

/s/ Sherman M. Wolff Sherman M. Wolff	Director

EXHIBIT INDEX

			SEC File or
Exhibit		Report or	Registration	Exhibit
Number	Document Description	Registration Statement	Number	Reference
4.1* -	Restated Articles of Incorporation of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2008	1-31447	3.2

4.2* -	Amended and Restated Bylaws of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2008	1-31447	3.1

4.3* -	Rights Agreement dated as of January 1, 2002 between CenterPoint Energy, Inc. and JPMorgan Chase Bank, as Rights Agent	CenterPoint Energy’s Form 10-K for the year ended December 31, 2001	1-31447	4.2

4.4* -	Form of CenterPoint Energy, Inc. Stock Certificate	CenterPoint Energy’s Registration Statement on Form S-4	333-69502	4.1

4.5* -	CenterPoint Energy, Inc. 2009 Long Term Incentive Plan	CenterPoint Energy’s Definitive Proxy Statement on Schedule 14A filed on March 13, 2009	1-31447	Appendix A

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of Deloitte & Touche LLP

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1* -	Powers of Attorney (included on the signature page herein)

*	Incorporated herein by reference as indicated.